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                                                                    Exhibit 99.1

December 22, 2005

PRESS RELEASE
IBT BANCORP, INC. OF MT. PLEASANT, MICHIGAN AND FARWELL STATE SAVINGS BANK OF FARWELL, MICHIGAN ANNOUNCE MERGER

     IBT Bancorp, Inc. ("IBT") and Farwell State Savings Bank ("FSSB") jointly announced today the signing of a definitive agreement and plan of merger that will make FSSB a member of the IBT family of companies and result in a financial services company with over $800 million in total assets and 20 banking offices. IBT is the holding company for Isabella Bank and Trust, Farmers State Bank of Breckenridge and IBT Title and Insurance Agency, Inc. The transaction will involve a to-be-formed wholly-owned subsidiary of IBT merging with and into FSSB, with FSSB becoming a wholly-owned subsidiary of IBT. In the transaction FSSB shareholders will receive 3.0382 shares of IBT common stock and $29.00 cash for each share of FSSB stock. Based on a price of $38.18 for each share of IBT common stock, FSSB shareholders will receive a total of $145 for each share of FSSB stock that they own. The exchange ratio and market price have been adjusted to reflect a 10% stock dividend declared by IBT Bancorp's Board of Directors on December 14, 2005. After the transaction FSSB will continue to operate as a separately chartered community bank.

     Dennis P. Angner, President and CEO of IBT said, "We are delighted to join forces with this outstanding community-oriented bank. The shareholders, customers and employees of Farwell State Savings Bank will become an extremely important part of our company, and together we will reap the benefits of a larger, more efficient organization while maintaining our strong commitment to our other communities which have been so important to our growth and success".

     Thomas E. Kedrowski, President and CEO of Farwell State Savings Bank stated, "The combination provides Farwell State Savings Bank the access to resources for expanding and providing our customers with the most up-to-date products. We are pleased to be an important part of IBT, a community-oriented financial corporation".

     At September 30, 2005, IBT had consolidated assets of $720 million and over $1.2 billion of assets under management when the assets of its trust, brokerage, and mortgage servicing operations are included. IBT has 18 offices in Mecosta, Montcalm, Isabella, Gratiot, Saginaw and Clare Counties of Michigan.

     At September 30, 2005, FSSB had consolidated assets of $90.9 million and total stockholders' equity of $13.6 million. Farwell State Savings Bank operates two banking offices in Clare County Michigan.

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     The transaction is expected to be completed sometime in the second quarter of 2006, and is subject to approval by FSSB's shareholders, regulatory approvals and other customary closing conditions.. It is intended that the transaction constitute a tax-free reorganization under the Internal Revenue Code, so that shareholders of FSSB will recognize a gain only on the amount of cash received.

This press release contains forward-looking statements that involve risk and uncertainties. When used in this press release the words "believe," "anticipate," "expect," "potential," "should," and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth and the expected closing date. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting IBT's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.